Exhibit 99.1

REALTY INCOME COMPLETES $503 MILLION IN THIRD QUARTER ACQUISITIONS

ESCONDIDO, CALIFORNIA, October 21, 2013….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O) announced today that, during the third quarter of 2013, the company invested approximately $503 million in new properties and properties under development or expansion with an initial weighted average contractual lease rate of 7.1% and a weighted average lease term of approximately 14.7 years. Approximately 72% of the revenue generated from these acquisitions is from investment grade tenants. During the first nine months of 2013, the company invested approximately $1.37 billion in new properties and properties under development or expansion, in addition to the $3.2 billion acquisition of American Realty Capital Trust, Inc. in January.

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the company has declared 520 consecutive common stock monthly dividends throughout its 44-year operating history and increased the dividend 73 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from over 3,800 properties owned under long-term lease agreements with regional and national retail chains and other commercial enterprises. The company is an active buyer of net-leased properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Note to Editors:

Realty Income press releases are available on the Internet at www.realtyincome.com/invest/newsroom-library/press-releases.shtml.

Media Contact:

Tere Miller

Vice President,

Corporate Communications

(760) 741-2111, ext. 1177